Exhibit 99.1

Media Contacts:
Wachovia:	Tony Mattera	804-787-6872
Prudential:	Bob DeFillippo	973-802-4149

Investor Contact:
Wachovia:	Alice Lehman	704-374-4139
Prudential:	Eric Durant	973-802-3838

Press Release Tuesday, July 1, 2003

WACHOVIA CORPORATION AND PRUDENTIAL FINANCIAL, INC.

COMPLETE COMBINATION OF BROKERAGE UNITS

New Firm, Wachovia Securities, LLC, is nation’s third largest by client assets

RICHMOND, VIRGINIA—Wachovia Corporation (NYSE:WB) and Prudential Financial, Inc. (NYSE:PRU) announced today that the previously announced combination of their retail brokerage businesses has been legally consummated, creating one of the nation’s largest retail financial advisory organizations, Wachovia Securities, LLC.

Wachovia Securities, LLC is a Richmond, Virginia-based NYSE-member broker/dealer. Its parent corporation is owned 62% by Wachovia Corporation and 38% by Prudential Financial, Inc. The new firm is the nation’s third-largest full service retail brokerage organization based on client assets of $532.1 billion as of March 31, 2003. The new Wachovia Securities serves clients through 3,400 brokerage locations, including more than 700 retail brokerage offices in 48 states and the District of Columbia and brokerage locations in some 2,700 Wachovia Bank branches on the East Coast.

With the completion of the transaction, current Prudential Securities offices will continue to operate as the Prudential Securities Division of Wachovia Securities, LLC, pending the adoption of the Wachovia Securities brand by those locations by year end 2003. The companies’ correspondent clearing subsidiaries, Wachovia’s First Clearing LLC and Prudential’s Wexford Clearing Services LLC, will continue to operate under their existing names and broker/dealer structures as they move toward integration and adoption of the Wexford brand in the months ahead.

Daniel J. Ludeman serves as president and CEO of the Wachovia Securities, LLC, reporting to Donald A. McMullen, Jr., president of Wachovia Corporation’s Capital Management Group.

Wachovia Corporation (NYSE: WB), created through the September 1, 2001, merger of First Union and Wachovia, had assets of $348 billion and stockholders’ equity of $32 billion at March 31, 2003. Wachovia is a leading provider of financial services to retail, brokerage and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices under the First Union and Wachovia names in 11 East Coast states and Washington, D.C., and offers full-service brokerage with offices in 48 of the 50 states. Global services are provided through more than 30 international offices. Online banking and brokerage products and services are available through www.wachovia.com and www.wachoviasec.com.

Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.